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                              CENTRAL BANCORP, INC.
                (Name of Registrant as Specified in Its Charter)

                             FINANCIAL EDGE FUND, LP
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

/x/  No fee required.

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/ / Fee paid previously with preliminary materials.

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
                                 PL CAPITAL, LLC

  20 East Jefferson Avenue                         466 Southern Blvd.
  Suite 22                                         Adams Building
  Naperville, Illinois  60540                      Chatham, New Jersey  07928
  Tel: (630) 848-1340                              Tel: (973) 360-1666
  Fax: (630) 848-1342                              Fax: (973) 360-1697

                             YOUR VOTE IS IMPORTANT!


September 12, 2002

Dear Fellow Central Bancorp, Inc. Stockholder:

The PL Capital Group needs your help to elect our two highly qualified, independent candidates to the board of Central Bancorp, Inc. As owners of over 9% of Central's stock, our goal is simple: to maximize the earnings and book value of Central and the value of Central's stock. The best way we know to do that is to have you, and other stockholders, help us elect our two highly qualified, independent candidates to the board of Central.

In every other annual election of directors, Central's board picked the candidates, and you as a stockholder, had no competing candidates to choose from. In this election you have a real choice.

Our candidates, Mr. Garrett Goodbody and Mr. Richard Fates, were selected by us because they are independent and highly qualified former banking industry senior executives who will aggressively advocate the best interests of you and other stockholders. I urge you to review their respective biographies (see attached). Please ask yourself, why is Central spending tens of thousands of dollars (of what is effectively Central stockholders' money) to keep two highly experienced nominees off the board?

Please also review Central's financial and stock price performance for the past five years before voting, being careful not to get swayed by Central's recent letter (dated September 6) in which management appears to selectively highlight their performance. It is a fact that Central's stock price is lower today than it was in 1998. Central's management stated in its recent letter that Central has produced a "15% per annum growth rate in core earnings per share since 1999." While that is mathematically accurate when choosing 1999 as a base period, here are the complete results for the past 6 years:

Fiscal years ending March 31:

--------------- ------------- --------------- -------------- --------------- -------------- --------------
                    1997           1998           1999            2000           2001           2002
                    ----           ----           ----            ----           ----           ----

    EPS            $1.46          $1.56           $1.38          $1.77           $1.81          $1.72
    ROE            8.67%          8.64%           7.12%          8.86%           8.11%          7.62%
"Core" EPS         $1.48          $1.21           $1.15          $1.54           $1.55          $1.78
"Core" ROE         8.81%          6.71%           5.94%          7.74%           6.96%          7.89%
--------------- ------------- --------------- -------------- --------------- -------------- --------------

Source: Central Bancorp Annual Reports and SNL Financial Quarterly Thrift Digest
Note: "Core" figures exclude non-recurring amounts, such as gain/loss on sale of securities, as defined by SNL Financial, a leading provider of banking industry statistics

Central's stated and "core" earnings per share (EPS) increased at a compounded annual rate of only 3% since 1997. On both a stated and "core" return on equity
(ROE) basis, 2002's results are lower than 1997. Where is the performance that Central highlighted in its recent letter?

Before voting, we urge you to review the financial performance of Central and compare the qualifications of our candidates, Mr. Goodbody and Mr. Fates, to the candidates nominated by the existing board of Central, in order to decide for yourself which candidates will best represent your, and other stockholders' interests. You do have a choice.

If you have not done so already, or if you have already sent in the white proxy card, we urge you to sign, date and mail the enclosed GREEN proxy card today in the enclosed postage prepaid envelope. If any of your shares are held in the name of a bank, brokerage firm or other nominee, please contact the party responsible for your account and direct them to vote your shares for our candidates on the GREEN proxy card. We urge you to DISCARD THE WHITE PROXY CARD. If you have any questions, you can contact our proxy firm, D.F. King & Co. at 212-269-5550 (fax #212-952-0137), or us directly at the addresses and phone numbers noted above in the letterhead. Our email addresses are Bankfund@aol.com and Palmersail@aol.com.

Thank you for your consideration.

On behalf of the PL Capital Group,


/s/ Richard Lashley                         /s/ John Palmer

Richard Lashley                             John Palmer
Principal                                   Principal

                 PL CAPITAL GROUP'S CANDIDATES FOR THE BOARD OF
                              CENTRAL BANCORP, INC.

MR. GARRETT GOODBODY

Garrett Goodbody, age 57, is currently Managing Partner of Goodbody Partners LP, a firm engaged in portfolio management and international financial services consulting. He is also a managing member and founder of Goodbody/PL LLC, the general partner of Goodbody/PL LP, an investment partnership specializing in the banking industry.

He is currently a member of the Board of Directors of Equitable Bank (symbol:
EQSB), a publicly traded $475 million in assets thrift based in Wheaton, Maryland. Mr. Goodbody was elected to Equitable's Board in January 2002. Mr. Goodbody was formerly a member of the Board of Directors of Haven Bancorp, Inc., a $3 billion in assets thrift based in Westbury, NY. Haven was sold to New York Community Bancorp (symbol: NYCB) at the end of 2000.

Mr. Goodbody has extensive domestic and international experience in the management of banks, thrifts and other financial institutions. A graduate of Yale College and Harvard Business School, Mr. Goodbody started his career at Citibank NA, where he held increasingly senior positions in Mexico, Brazil, Canada and the United States involving at various times Corporate Lending, Risk Asset Review, Operations and lastly, head of Cash Management Services. In 1985, Mr. Goodbody joined Marine Midland Bank (now HSBC USA) where he was ultimately the Senior Executive Vice President for Corporate Lending. Previously, he had been the regional President for Credit Cards statewide for Marine Midland and for all Community Banking activities in the Hudson Valley for Marine Midland. In 1991, Mr. Goodbody became the President and CEO of New Milford Savings Bank, a troubled savings bank. Over a period of two years, Mr. Goodbody was instrumental in restructuring New Milford Savings. Starting in 1993, Mr. Goodbody became an advisor in a series of international consulting engagements in Slovakia, Hungary and Mexico. Several engagements involved sizeable financial institutions that were troubled, underperforming and required substantial restructuring. Based on his banking experiences, Mr. Goodbody has developed substantial expertise as a senior executive in the major business lines utilized by banks such as Central Bancorp, as well as a strong appreciation of the steps necessary to improve the profitability of an institution such as Central. Mr. Goodbody resides in Sharon, Connecticut.

MR. RICHARD FATES

Mr. Richard Fates, age 57, is a former senior executive with 25 years of experience at the Bank of Boston, a $73 billion in assets commercial bank formerly based in Boston. He is currently a financial planner with Bay State Financial Services in Boston, MA. He is also the principal and owner of Fates Financial Advisors, a financial consulting and planning firm based in South Hamilton, MA.

Mr. Fates began his business career at Bank of Boston in 1975 after graduating from Yale University in 1967 and serving as a Navy pilot from 1967-74. He gained significant experience and responsibilities during his career at Bank of Boston, including (1) VP, Specialized Lending (1975-1983); (2) Managing Director, Bank of Boston UK (1983-88), which included responsibility for running that group's syndicated lending, mezzanine and equity investment operations; (3) Director-Syndications (1988-1992), with responsibility for the syndication of all term lending throughout Bank of Boston's U.S. franchise; (4) Integration Coordinator (1992-95), with responsibility for overseeing multiple mergers and acquisitions and restructuring of numerous lines of business, and finally (5) Regional President, Central Region of Massachusetts (1996-2000), with direct responsibility for running 42 branches with $2 billion in deposits and 500 employees. In that final role, Mr. Fates was effectively the CEO of an independent mid-sized bank operating in central Massachusetts, skills that are directly applicable to serving on Central Bancorp's Board of Directors, in our opinion. Mr. Fates retired from FleetBoston (after Fleet acquired BankBoston) in 2000, at which time he formed Fates Financial Advisors.

Mr. Fates is active in his community, having previously served as: (1) Chair of the Town Finance Committee in South Hamilton, Massachusetts; (2) Chair of the United Way of Central Massachusetts Fund Raising Campaign; (3) Chair of the Worcester Area Chamber of Commerce; (4) Member of the University of Massachusetts Memorial Health Care Foundation Board of Trustees; (5) Member of the Worcester Club Executive Committee; and (6) Member of the Board of the Worcester Club.

He is currently: (1) the Chairman of the Board of Trustees of the Pomfret School, a private prep school based in Pomfret, Connecticut; and (2) Coordinator, North Shore United Way Campaign for the Hamilton-Wenham Area.